Exhibit 99.1

Contact:	info@sciodiamond.com	FOR IMMEDIATE RELEASE
(864) 751 4880

Scio Diamond Reports Full Production Restoration

US-based diamond producer reports diamond growers growing anew

Greenville, SC - April 11, 2016 – Scio Diamond Technology Corp. (OTCBB: SCIO), the leading US-based diamond grower, announced today that it has returned to full production following its December shutdown.

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“We are pleased to report that our Greenville, SC factory has returned to full growing capacity following the December water line break. All growers have been repaired and are back in production,” announced Gerald McGuire, President and CEO, Scio Diamond. “Our team, equipment suppliers and insurance company have worked seamlessly and tirelessly together to bring us back to full production in a remarkable amount of time. We are very appreciative of their efforts.”

As described in the Company’s fiscal third quarter 10-Q and 3rd quarter news release, the Company experienced a water line break in its facility on December 12, 2015 causing damage to its diamond growers and a significant interruption in production. The factory was partially operating again within a number of days, and is now restored to full capacity. The Company expects to show significant increases in output in March and April as the diamonds from the restored growers complete their growth cycle.

The Company continues to work closely with its property loss and business interruption insurance policy carrier to account for losses due to the shutdown.

“Property losses and business interruptions are events no business ever wants to endure so when they do happen, it is greatly appreciated when you have an insurance company that can mobilize to help quickly,” said Jonathan Pfohl, CFO, Scio Diamond. “Our insurance provider was motivated to see us back up and running as quickly as possible and we are pleased to see how helpful they have been in our return to production.”

About Scio Diamond

Scio Diamond employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal near colorless and fancy-colored diamonds for the jewelry market in a controlled laboratory setting. Lab-grown diamonds are chemically, physically and optically identical to “earth-mined” diamonds. Scio’s technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds. Scio also delivers diamond materials for advanced industrial, medical and semiconductor applications. For more information, please visit www.sciodiamond.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or” “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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